RIDGEWOOD SAVINGS BANK OF NEW JERSEY
                   401(k) SAVINGS PLAN IN RSI RETIREMENT TRUST

                         DESCRIPTION OF PLAN PROVISIONS


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                                TABLE OF CONTENTS




General.......................................................................1

Eligibility and Participation.................................................1

Contributions and Benefits Under the Plan.....................................1

Limitations on Contributions..................................................2

Benefits Under the Plan.......................................................4

Withdrawals and Distributions From the Plan...................................4

Administration of the Plan....................................................6

Reports to Plan Participants..................................................6

Plan Administrator............................................................6

Amendment and Termination.....................................................7

Merger, Consolidation or Transfer.............................................7

Federal Income Tax Consequences...............................................7

ERISA and Other Qualifications...............................................10


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General

         The Ridgewood Savings Bank of New Jersey 401(k) Savings Plan in RSI Retirement Trust (the "Plan") was initially established by Ridgewood Savings Bank of New Jersey (the "Bank") on September 1, 1988 and was restated and amended on January 15, 1996. The Plan is a deferred compensation arrangement established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan has received a determination letter from the Internal Revenue Service (the "IRS") that the Plan is qualified under Section 401(a) of the Code, and that its related trust is qualified under Section 501(a) of the Code. The Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank intends to adopt any amendments to the Plan that may be necessary to ensure the continued qualified status of the Plan under the Code and applicable Treasury Regulations. Any terms capitalized refer to definitions in the Plan.

         Employee Retirement Income Security Act. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. Neither the funding requirements contained in Part 3 of Title I of ERISA nor the plan termination insurance provisions contained in Title IV of ERISA will be extended to Participants (as defined below) or beneficiaries under the Plan.

         APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE BANK. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE BANK OR AFTER TERMINATION OF EMPLOYMENT.

Eligibility and Participation

         All employees of the Bank are eligible to participate in the Plan on the first day of the calendar month immediately following attainment of age 21 and completion of one Period of Service with the Bank. As of December 31, 1997, there were approximately 30 employees eligible to participate in the Plan and 30 employees had elected to participate in the Plan.

Contributions and Benefits Under the Plan

         401(k) Plan Contributions. Each Participant is permitted to elect to reduce his or her compensation (as defined below) pursuant to a "Compensation Reduction Agreement" by an amount not less than 1% and not more than 18% and have that amount ("Elective Deferral") contributed to the Plan on such Participant's behalf. Changes in the level of such Elective Deferrals may be made to be effective as of the first day of a payroll period. Participants may suspend such Elective Deferrals by completing a form to suspend future Elective Deferrals. Elective Deferrals are credited to the Participant's "Before Tax Contribution Account." Only once in any calendar quarter may an election be made which would

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prospectively increase,  decrease, suspend or resume Basic Contributions made on behalf of a Participant. "Compensation" under the Plan generally means a Participant's wages, salary, fees and other amounts received for personal services actually rendered in the course of employment with the Bank for the calendar year, prior to any reduction pursuant to a Compensation Reduction Agreement. Commencing with the initial Plan Year, the annual compensation of each Participant taken into account under the Plan was limited to $200,000 (adjusted for increases in the cost of living as permitted by the Code). For Plan Years commencing after December 31, 1998, such Plan limit is $160,000, subject to adjustments in accordance with the Code.

         Matching Contributions. At its sole discretion, the Bank may contribute a Matching Contribution in addition to each Participant's Elective Deferral of 50% of the Participant's Elective Deferral, up to a maximum of 2% of the Participant's Compensation. Such Matching Contributions are discretionary and are subject to revision by the Bank from time to time. Matching Contributions shall be subject to the applicable vesting schedule noted hereinafter.

         Special Contributions. In addition to any other contributions, the Bank may, in its discretion, make Special Contributions for a Plan Year, to the Before Tax Contribution Account of any employee of the Bank who is eligible to participate in the Plan ("Eligible Employee"). Such Special Contributions may be limited to the amount necessary to ensure that the Plan complies with the requirements of Code Section 401(k). No Matching Contributions shall be made with respect to any Special Contributions.

         Discretionary Employer Contributions. Subject to the limitation of Code
Section 415, the Bank may, in its sole and absolute discretion, make Discretionary Employer Contributions to the Plan for a Plan Year. Discretionary Employer Contributions shall be in an amount determined by the Bank's Board of Directors between 0% and 15% of the Compensation of Eligible Employees who are in the employ of the Bank on the last day of the Plan Year.

         Rollover Contributions. Subject to the terms and conditions set forth in the Plan, an employee of the Bank, whether or not a Participant, may contribute a Rollover Contribution to the Plan; provided, however, that such employee shall submit a written certification, in form and substance satisfactory to the Committee, that the contribution qualifies as a Rollover Contribution. Rollover Contribution means (i) a contribution to the Plan of money received by an employee from a qualified plan, or (ii) a contribution to the Plan of money transferred directly from another qualified plan on behalf of the employee, which the Code permits to be rolled over into the Plan.

Limitations on Contributions

         Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Code, the Plan provides that the amount of contributions and forfeitures allocated to each Participant's Before Tax Contribution Account during any Plan Year may not exceed the lesser of 25% of the Participant's ss. 415 Compensation for the Plan Year or $30,000 (adjusted for increases in the cost of living as permitted by the Code). A Participant's ss. 415 Compensation is a Participant's Compensation, excluding any employer contribution to the Plan or to any other plan or deferred compensation or any distributions from a plan or deferred compensation. In addition, annual additions are limited to the extent necessary to prevent the limitations for the combined plans of the Bank from being exceeded. To the extent that these limitations would be exceeded by reason of excess annual additions with respect to a Participant, such excess will be disposed of as follows:


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                  (i) Any excess  amount in the  Participant's  Account  will be used to reduce the deferral contributions for such Participant in the next Limitation Year, and each succeeding Limitation Year if necessary; and

                  (ii) If an excess amount still exists, and the Participant is not covered by the Plan at the end of the Limitation Year, the excess amount will be held unallocated in a suspense account which will then be applied to reduce future Bank contributions for all remaining Participants in the next Limitation Year, and each succeeding Limitation Year if necessary.

         Limitation on 401(k) Plan Contributions. The amount of a Participant's Elective Deferrals (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity), on an annual basis, may not exceed $10,000 adjusted for increases in the cost of living as permitted by the Code. Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the excess deferral is made.

         Limitation  on Plan  Contributions  for Highly  Compensated  Employees.
Section 401(k) of the Code limits the amount of Elective Deferrals that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of Elective Deferrals made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the actual deferral percentage (i.e., the average of the ratios, calculated separately for each eligible employee in each group, by dividing the amount of Elective Deferrals credited to the Before Tax Contribution Account of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual deferral percentage of all other eligible employees, or (ii) the lesser of (a) 200% of the actual deferral percentage of all other eligible employees, or (b) the actual deferral percentage of all other eligible employees plus two percentage points.

         In general, a Highly Compensated Employee includes any employee who, during the Plan Year (1) was a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer) or, (2) received Compensation from an employer for the preceding year in excess of $80,000 and, if the employer so elects, was in the top 20% of employees by Compensation for such year.

         In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the average deferral limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the Bank will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the first 2 1/2 months following the Plan Year to which such excess contributions relate.


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         Top-Heavy  Plan  Requirements.  If for  any  Plan  Year  the  Plan is a
Top-Heavy Plan (as defined below), then (i) the Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees (as defined below), and (ii) certain additional restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined benefit plan maintained by the Bank.

         In general, the Plan will be regarded as a "Top-Heavy Plan" for any Plan Year if, as of the last day of the preceding Plan Year, the aggregate balance of the Accounts of Participants who are Key Employees exceeds 60% of the aggregate balance of the Accounts of all Participants. Key Employees generally include any employee who, at any time during the Plan Year or any of the four preceding Plan Years, is (1) an officer of the Bank having annual compensation in excess of $65,000 who is in an administrative or policy-making capacity, (2) one of the ten employees having annual compensation in excess of $30,000 and owning, directly or indirectly, the largest interests in the Company, (3) a 5% owner of the Company, (i.e., owns directly or indirectly more than 5% of the stock of the Company, or stock possessing more than 5% of the total combined voting power of all stock of the Company) or (4) a 1% owner of the Company having annual compensation in excess of $160,000.

Benefits Under the Plan

         Vesting. A Participant, at all times, has a fully vested, nonforfeitable interest in his or her Before Tax Contribution Account, Rollover Contribution Account, Matching Contribution Account, and Discretionary Employer Contribution Account and the earnings thereon under the Plan. Special Contributions are 100% nonforfeitable when made and are not distributable to Participants or their beneficiaries until the earliest of (i) the Participant's death, disability, or separation of service for other reasons, (ii) the Participant's attainment of age 59-1/2, or (iii) termination of the Plan.

Withdrawals and Distributions From the Plan

         Non-Hardship Withdrawals Prior to Termination of Employment. Subject to the terms and conditions of the Plan, upon 10 days prior written notice to the Committee each Participant who has attained age 59-1/2 or each employee who has attained age 59-1/2 and who solely maintains a Rollover Contribution Account, shall be entitled to withdraw all or any portion of his or her Account, but not more often than once during any Plan Year. Withdrawals may subject the Participant to significant tax liability on such withdrawn amounts. See "Federal Income Tax Consequences" herein.

         Hardship Withdrawals Prior to Termination of Employment. A Participant may make a withdrawal from his Before Tax Contribution Account subject to the hardship distribution rules under the Plan, but not more than once in any Plan Year. These requirements insure that Participants have a true financial need before a withdrawal may be made. Withdrawals may subject the Participant to significant tax liability on such withdrawn amounts. See "Federal Income Tax Consequences" herein.

         Loans From Participant Account. A Participant may borrow from his or her Account any amount between $1,000 and $50,000, (reduced by the highest outstanding loan balance(s) from the Plan during the preceding 12 months). However, in no event may a Participant borrow more than 50% of the Participant's total account balance.

         Only one loan shall be outstanding to any Participant at any time. The amount of the loan shall be distributed from the investment accounts in which the Participant's Accounts are invested in the

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following order of priority: (i) Before Tax Contribution Accounts; (ii) Rollover
Contribution   Account;   (iii)   Matching   Contribution   Account;   and  (iv)
Discretionary Employer Contribution Account. Distributions from each of the foregoing Accounts shall be made on a pro rata basis among the investment accounts previously selected by the Participant. An outstanding loan will not affect a Participant's right to continue making or receiving contributions.

         All loans shall be for a fixed term of not more than 5 years, except that a loan which shall be used to acquire any dwelling which within a reasonable time is to be used as the principal residence of the Participant, may, in the discretion of the Committee, be made for a term of not more than 15 years. Interest on a loan shall be based on a reasonable rate of interest. Such rate shall be the "prime rate" as set forth in the first publication of The Wall Street Journal issued during the month in which the Participant requests the loan, rounded to the nearest quarter of one percent (1/4 of 1%), increased by one (1) percentage point. Such rate shall remain in effect until the outstanding loan is completely repaid. A Participant may prepay his or her entire loan, plus all interest accrued and unpaid thereon, as of any valuation date.

         In the event the Plan is terminated, the entire unpaid principal amount of the loan hereunder, together with any accrued and unpaid interest thereon, shall become immediately due and payable.

         If a Participant fails to make any payment on any loan when due, the entire unpaid principal amount of such loan, together with any accrued and unpaid interest thereon, shall be deemed in default and become due and payable 90 days after the initial date of payment delinquency. If a Participant fails to make any payment on a loan and is deemed to be in default, the Committee shall establish a lien against the Participant's Accounts in an amount equal to any unpaid principal and interest. The lien shall be foreclosed by applying the value of the Participant's loan (determined as of the next valuation date immediately following foreclosure) in satisfaction of said unpaid principal and interest.

         Distribution Upon Retirement, Disability or Termination of Employment. Payment of benefits to a Participant who retires, incurs a disability, or otherwise terminates employment for reasons other than death, shall be made in the form of a lump sum cash payment or installment payments not to exceed the life expectancy of the Participant and the Participant's Beneficiary. At the discretion of the Plan Administrator, the distribution may include an in kind distribution of Common Stock of the Company credited to the Participant's Account related to investment in the Employer Stock Fund. Benefit payments ordinarily shall be made unless the Participant elects otherwise in accordance with the Plan. In no event shall the payment of benefits commence later than the 60th day after the close of the Plan Year in which the latest of the following events occur: (i) the attainment by the Participant of age 65, (ii) the 10th anniversary of the year in which the Participant commenced participation in the Plan, or (iii) the termination of the Participant's employment with the Employer. In no event shall benefit payments be made later than the April 1 following the calendar year in which the Participant attains age 70 1/2 or retires. However, if the vested portion of the Participant's Account balances exceeds $5,000, no distribution shall be made from the Plan prior to the Participant's attaining age 65 unless the Participant consents to an earlier distribution. Special restrictions apply to the distribution of Common Stock of the Bank to those Participants who are officers, directors and 10% shareholders of the Company who are subject to the provisions of Section 16(b) of the 1934 Act.

         Distribution Upon Death. A Participant who dies prior to the benefit commencement date for retirement, disability or termination of employment, and who has a surviving spouse shall have such benefits paid to the surviving spouse in a lump sum as soon as practicable following the date of his or

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her death, or if the payment of his and her benefit had commenced  before death, in accordance with the distribution method in effect at death. With respect to an unmarried Participant, and in the case of a married Participant with spousal consent to the designation of another beneficiary, payment of benefits to the beneficiary of a deceased Participant shall be made in the form of a lump-sum payment in cash, or, if the payment of his or her benefit had commenced before death, in accordance with the distribution method in effect at death.

         Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Administration of the Plan

         The Bank administers the Plan. The Bank has delegated general plan administrative responsibility to Mr. John Scognamiglio, Senior Vice President and Chief Financial Officer of the Bank. The address of the Plan Administrator is: 55 North Broad Street, Ridgewood, New Jersey 07450.

         RS Group Trust Company will serve as trustee with respect to the Employer Stock Fund. The amounts invested in the other investment funds available under the Plan are held by the RSI Retirement Trust, which maintains its own trustees (the trustees of the Employer Stock Fund and the RSI Retirement Trust are collectively referred to herein as the "Trustee"). The Trustee receives and holds the contributions to the Plan in trust and distributes them to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust. The current address of the RSI Retirement Trust is 317 Madison Avenue, New York, New York 10017-5397 (telephone no. 212-503-0100). The current address of RS Group Trust Company is 295 Forest Avenue, #610, P.O. Box 9715, Portland, Maine 04104-5015 (telephone no. 207-775-6200).

Reports to Plan Participants

         The Plan Administrator will furnish to each Participant a statement at least quarterly showing (i) the balance in the Participant's Account as of the end of that period, (ii) the amount of contributions allocated to the Participant's Account for that period, and (iii) the adjustments to such Participant's Account to reflect earnings or losses (if any). Participants investing in the Employer Stock Fund shall also receive a copy of the Company's Annual Report to Stockholders and a proxy statement related to the Company's stockholder meetings.

Plan Administrator

         Pursuant to the terms of the Plan, the Plan is administered by an Employee Benefits Committee consisting of one or more persons who are appointed by and who serve at the pleasure of the Bank (the "Committee"). Presently, the Committee consists of Mr. Scognamiglio, Robert Monteith and Bernard Hoogland.
The address and telephone number of the Committee is the same as that of the Bank. The Committee is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information

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explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Amendment and Termination

         It is the intention of the Bank to continue the Plan indefinitely. Nevertheless, the Bank within its sole discretion may terminate the Plan at any time. The Bank reserves the right to make, from time to time, any amendment or amendments to the Plan that do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

         In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer that is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

         The following discussion is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Participants are urged to consult their tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

         The Plan has been submitted to the IRS for a determination that it is qualified under Section 401(a) and 401(k) of the Code, and that the related
Trust is exempt from tax under Section 501(a) of the Code. A plan that is "qualified" under these sections of the Code is afforded special tax treatment which include the following: (1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Participants pay no current income tax on amounts contributed by the sponsoring employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

         Assuming  that  the  Plan  is   administered  in  accordance  with  the
requirements of the Code, participation in the Plan under existing federal income tax laws will have the following effects:


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                  (a)  Amounts   contributed  to  a  Participant's   Before  Tax
         Contribution Account and the investment earnings on this Account are not includable in a Participant's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualifies as a Lump Sum Distribution (as described below).

                  (b) Income earned on assets held by the Trust will not be taxable to the Trust.

         Lump Sum Distribution. A distribution from the Plan to a Participant or the beneficiary of a Participant will qualify as a Lump Sum Distribution if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59-1/2; and (iii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plans maintained by the Bank which is included in such distribution.

         Averaging Rules. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation in this Plan or in any other profit-sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in this Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in this Plan or any other profit-sharing plan maintained by an employer), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59-1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1986 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

         Common Stock Included in Lump Sum Distribution. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock (i.e., the excess of the value of such Common Stock at the time of the distribution over its cost to the Plan). The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock to the extent of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending on the length of the holding period of such Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the Treasury Regulations.

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


         Contribution to Another Qualified Plan or to an IRA. A Participant may defer federal income taxation of all or any portion of the total taxable amount of a Lump Sum Distribution (including the proceeds from the sale of any Common Stock included in the Lump Sum Distribution) to the extent that such amount, or a portion thereof, is contributed, within sixty days after the date of its receipt by the Participant, to another qualified plan or to an individual retirement account ("IRA"). If less than the total taxable amount of a Lump Sum Distribution is contributed to another qualified plan or to an IRA within the applicable 60 day period, the amount not so contributed must be included in the Participant's income for federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment. Additionally, a Participant may defer the federal income taxation of any portion of an amount distributed from the Plan on account of the Participant's death, disability or separation from service, generally, if the amount is distributed within one taxable year of the Participant, is equal to at least 50% of the balance of the Participant's Account and such amount is contributed, within 60 days after the date of its receipt by the Participant, to an IRA. Following the partial distribution of a Participant's Account, any remaining balance under the Plan (and the balance to the credit of the Participant under any other profit sharing plan sponsored by the Bank) will not be eligible for the special averaging rules or for capital gains treatment. The beneficiary of a Participant who is the Participant's surviving spouse may also defer federal income taxation of all or any portion of a distribution from the Plan to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the surviving spouse, to an IRA. If all or any portion of the total taxable amount of a Lump Sum Distribution is contributed by the surviving spouse of a Participant to an IRA within the applicable 60-day period, any subsequent distribution from the IRA will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by the Participant's surviving spouse that is not contributed to another qualified plan or to an IRA within the applicable 60 day period, and any amount received by a non-spouse beneficiary will be included in such beneficiary's income for federal tax purposes in the year in which it is received.

         A payment from the Plan that is eligible for "rollover" can be taken in two ways. You can have all or any portion of your payment either 1) PAID IN A "DIRECT ROLLOVER" or 2) PAID TO YOU. A rollover is a payment of your Plan benefits to your IRA or to another employer plan. This choice will affect the Federal tax you owe.

         If you choose a DIRECT ROLLOVER

          * Your payment will not be taxed in the current year and no income tax will be withheld.

          * Your payment will be made directly to your IRA or, if you choose, to another employer plan that accepts your rollover.

          * Your payment will be taxed later when you take it out of the IRA or the employer plan.

         If you choose to have your Plan benefit PAID TO YOU

          * You will receive only 80% of the payment, because the plan administrator is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

          * Your payment will be taxed in the current year unless you roll it over. You may be able to use special tax rules that could reduce the tax you owe. However, if you receive the payment before age 59-1/2, you also may have to pay an additional 10% tax.

          * You can roll over the payment by paying it to your IRA or to another employer plan that accepts your rollover within 60 days of receiving the payment. The amount rolled over will not be taxed until you take it out of the IRA or employer plan.

          * If you want to roll over 100% of the payment to an IRA or an employer plan, you must find other money to replace the 20% that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

         Additional Tax on Early Distributions. A Participant who receives a distribution from the Plan prior to attaining age 59-1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate of the Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his beneficiary, (iv) made to the Participant after separation from service on account of early retirement under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

         The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan.
Accordingly, each Participant is urged to consult a tax advisor concerning the federal, state, and local tax consequences of participating in and receiving distributions from the Plan.

ERISA and Other Qualifications

         As noted above, the Plan is subject to certain provisions of ERISA and has been submitted to the IRS for a determination that it is qualified under
Section 401(a) of the Code.


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